Exhibit 99.1

Roivant Reports Financial Results for the Fourth Quarter and Fiscal Year Ended March 31, 2025, and Provides Business Update

BASEL, Switzerland and LONDON and NEW YORK, May 29, 2025 – Roivant (Nasdaq: ROIV) today reported its financial results for the fourth quarter and fiscal year ended March 31, 2025, and provided a business update.

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Brepocitinib program progressing well with rapid enrollment in non-infectious uveitis (NIU) Phase 3 study and first patients dosed in cutaneous sarcoidosis (CS) proof-of-concept trial, with readouts expected in  the first half of calendar year 2027 and second half of calendar year 2026, respectively

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Brepocitinib’s VALOR  Phase 3 study evaluating its use in patients with dermatomyositis (DM) is fully enrolled and on track for topline data readout in  the second half of calendar year 2025; Roivant and Priovant will host a live conference call and webcast at 1:00 p.m. ET on Tuesday, June 17, 2025, for an investor event on brepocitinib

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Immunovant’s new management team is focused on rapid clinical execution for the six announced indications for IMVT-1402, including a second potentially registrational study in Graves’ disease (GD) and a potentially registrational study in Sjögren’s disease (SjD), both expected to start in summer 2025

•	LNP litigation against Moderna expanded to include international lawsuits in Canada, Japan, Switzerland and the UPC with first trials in these jurisdictions expected in calendar year 2026

•	Roivant repurchased $1.3B of the company’s shares as of March 31, 2025, reducing outstanding shares by 14% from March 31, 2024

•	Roivant reported consolidated cash, cash equivalents, restricted cash and marketable securities of $4.9B at March 31, 2025, supporting cash runway into profitability

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Roivant will host a live conference call and webcast at 8:00 a.m. ET on Thursday, May 29, 2025, to report its financial results for the fourth quarter and fiscal year ended March 31, 2025, and provide a business update

“I am incredibly proud of the progress we reported in the final quarter of this past fiscal year. Continued broad development of brepocitinib, positive data from our myasthenia gravis study, and expansion of IMVT-1402 into new indications underscore our commitment to patients. We remain focused on building value in our late-stage clinical pipeline, and on continued discipline on capital allocation across the portfolio,” said Matt Gline, CEO of Roivant. “We look forward to a number of exciting milestones later this year, including the upcoming brepocitinib readout in DM.”

Recent Developments

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Priovant: The first patients have been dosed in the proof-of-concept trial in CS. Phase 3 trial for brepocitinib in NIU is actively enrolling and on track for topline readout in the first half of calendar year 2027.

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Immunovant: In April 2025, Immunovant announced changes to its leadership team as part of a broader strategic transition with Roivant increasing operational involvement and oversight of Immunovant. Eric Venker, M.D. was appointed as CEO of Immunovant, and Tiago Girao as CFO of Immunovant. Given the strength of its potential best-in-class profile, IMVT-1402 is being developed in six announced indications, including potentially registrational trials in Graves’ disease (GD), difficult-to-treat rheumatoid arthritis (D2T RA), myasthenia gravis (MG), chronic inflammatory demyelinating polyneuropathy (CIDP) and Sjögren’s disease (SjD), and a proof-of-concept trial in cutaneous lupus erythematosus (CLE).

In March 2025, Immunovant announced positive results from its batoclimab MG and CIDP studies. The potentially registrational study in MG met its primary endpoint of change from baseline in Myasthenia Gravis Activities of Daily Living (MG-ADL) score in the AChR+ population at week 12, with the higher dose arm achieving a 5.6-point improvement (with 74% mean IgG reduction) and the lower dose arm achieving a 4.7-point improvement (with 64% mean IgG reduction). Initial results from week 12 of Phase 2b CIDP study, demonstrated a mean improvement in the adjusted Inflammatory Neuropathy Cause and Treatment (INCAT) disability score of 1.8 across batoclimab arms and an 84% responder rate in those patients who achieved an IgG lowering greater than 70%. In both batoclimab studies, deeper IgG reductions correlated with improved clinical outcomes across a range of assessments and timepoints. Potentially registrational trials for IMVT-1402 in both MG and CIDP are actively enrolling.

In March 2025, Immunovant initiated a potentially registrational trial of IMVT-1402 in adult participants with active, anti-citrullinated protein autoantibody (ACPA) positive D2T RA and a proof-of-concept study in CLE. Both indications represent potential first-in-class and best-in-class opportunities based on positive in-class competitor data (D2T RA) and promising efficacy data from patients dosed with IMVT-1402 as part of an open-label case study program (CLE). Immunovant also announced that its IND cleared for a potentially registrational trial of IMVT-1402 in SjD, a potentially best-in-class indication. The trial is expected to initiate in summer 2025.

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Genevant: In March 2025, Genevant and Arbutus filed five international lawsuits in Canada, Japan, Switzerland and the UPC, seeking to enforce patents protecting their innovative LNP technology against Moderna, Inc. and certain affiliates. Together, the enforcement actions target alleged infringing activities in 30 countries.

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Roivant: Roivant reported consolidated cash, cash equivalents, restricted cash and marketable securities of $4.9B at March 31, 2025. Roivant repurchased $1.3B of the company’s shares as of March 31, 2025, reducing outstanding shares by 14% from March 31, 2024.

Major Upcoming Milestones

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Priovant plans to report topline data from the ongoing Phase 3 trial of brepocitinib in DM in the second half of calendar year 2025 and topline data from the ongoing Phase 3 trial of brepocitinib in NIU in the first half of calendar year 2027. Topline results for the Phase 2 trial in CS are expected in the second half of calendar year 2026. Roivant and Priovant will be hosting an upcoming investor event on brepocitinib at 1:00 p.m. ET on Tuesday, June 17, 2025.

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Immunovant expects to report batoclimab six-month remission data from the proof-of-concept study in GD in the summer of 2025 and Phase 3 thyroid eye disease (TED) data in the second half of calendar year 2025. Immunovant plans to initiate a potentially registrational trial evaluating IMVT-1402 in SjD and a second potentially registrational trial in GD in the summer of 2025.

•	Pulmovant plans to report topline data from the ongoing Phase 2 trial of mosliciguat in pulmonary hypertension associated with interstitial lung disease in the second half of calendar year 2026.

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Genevant litigation against Moderna continues to progress; the court has informed the parties that it plans to update the timing for the summary judgment phase and jury trial, previously scheduled for the second or third quarter of calendar year 2025 and September 2025, respectively.

Fourth Quarter and Fiscal Year Ended March 31, 2025 Financial Summary

Cash Position and Marketable Securities

As of March  31, 2025, the company had cash, cash equivalents, restricted cash and marketable securities of approximately $4.9 billion.

Research and Development Expenses

Research and development (R&D) expenses increased by $37.7 million to $145.2 million for the three months ended March 31, 2025, compared to $107.6 million for the three months ended March 31, 2024. This increase was primarily driven by increase in program-specific costs of $25.8 million and personnel-related expenses of $10.4 million.

The increase of $25.8 million in program-specific costs was primarily driven by an increase of $14.5 million related to the anti-FcRn franchise and $3.8 million related to mosliciguat.

The increase of $10.4 million in personnel-related expenses was primarily driven by higher personnel-related expenses at Immunovant.

Non-GAAP R&D expenses were $135.1 million for the three months ended March 31, 2025, compared to $96.9 million for the three months ended March 31, 2024.

Research and development expenses increased by $110.5 million to $550.4 million for the year ended March  31, 2025, compared to $439.9 million for the year ended March  31, 2024, primarily due to increases in program-specific costs of $78.5 million, personnel-related expenses of $22.9 million, share-based compensation of $7.4 million and other expenses of $1.7 million.

The increase of $78.5 million in program-specific costs was primarily driven by increases of $91.1 million related to the anti-FcRn franchise, reflecting the progression of our programs, and $15.4 million related to mosliciguat, which was acquired during the year ended March  31, 2024. These increases were partially offset by a decrease in expense of $35.1 million related to RVT-3101, which was sold to Roche in December 2023.

The increase of $22.9 million in personnel-related expenses was primarily driven by higher personnel-related expenses at Immunovant as a result of higher headcount and enhancement of capabilities to support Immunovant’s strategic objectives as clinical activities progress.

Non-GAAP R&D expenses were $508.0 million for the year ended March 31, 2025, compared to $402.9 million for the year ended March 31, 2024. The non-GAAP R&D expense includes the expense related to the Cash Bonus Program of $5.8 million for the year ended March 31, 2025 and $9.9 million for the year ended March 31, 2024.

General and Administrative Expenses

General and administrative (G&A) expenses increased by $39.0 million to $147.1 million for the three months ended March 31, 2025, compared to $108.1 million for the three months ended March 31, 2024. The increase was primarily driven by an increase in share-based compensation expense of $39.9 million, primarily due to the long-term equity incentive awards granted in July 2024 pursuant to the 2024 Senior Executive Compensation Program.

Non-GAAP G&A expenses were $72.3 million for the three months ended March 31, 2025, compared to $72.9 million for the three months ended March 31, 2024.

General and administrative expenses increased by $175.3 million to $591.4 million for the year ended March  31, 2025, compared to $416.1 million for the year ended March  31, 2024. This increase was primarily due to increases in share-based compensation expense of $84.6 million and personnel-related expenses of $79.6 million, largely as a result of long-term equity and one-time cash retention awards from the 2024 Senior Executive Compensation Program.

Non-GAAP G&A expenses were $347.7 million for the year ended March 31, 2025, compared to $256.4 million for the year ended March 31, 2024. The non-GAAP G&A expense includes the expense related to the Cash Bonus and 2024 Senior Executive Compensation Programs of $107.6 million for the year ended March 31, 2025 and $35.6 million for the year ended March 31, 2024.

(Loss) income from discontinued operations, net of tax

Income from discontinued operations, net of tax was $373.0 million for the year ended March 31, 2025 and reflects the gain on sale of subsidiary interests resulting from the sale of our entire equity interest in our majority-owned subsidiary, Dermavant, to Organon in October 2024, partially offset by Dermavant’s net losses. Losses from discontinued operations, net of tax were $87.5 million for the three months ended March 31, 2024 and $315.1 million for the year ended March 31, 2024, representing the financial results of Dermavant.

(Loss) income from continuing operations, net of tax

Loss from continuing operations, net of tax was $252.4 million for the three months ended March 31, 2025, compared to $95.0 million for the three months ended March 31, 2024. On a per common share basis, loss from continuing operations, net of tax was $0.29 and $0.08 for the three months ended March 31, 2025 and 2024, respectively. Non-GAAP loss from continuing operations, net of tax was $154.4 million for the three months ended March 31, 2025, compared to $99.8 million for the three months ended March 31, 2024.

Loss from continuing operations, net of tax was $729.8 million for the year ended March 31, 2025, compared to income from continuing operations, net of tax of approximately $4.5 billion for the year ended March 31, 2024. On a per common share basis, loss from continuing operations, net of tax was $0.75 for the year ended March 31, 2025. On a basic and diluted per common share basis, income from continuing operations, net of tax was $5.95 and $5.61, respectively, for the year ended March 31, 2024.

Non-GAAP loss from continuing operations was $623.9 million for the year ended March 31, 2025, compared to $541.9 million for the year ended March 31, 2024.

ROIVANT SCIENCES LTD.
Selected Balance Sheet Data
(in thousands)
	March 31, 2025	March 31, 2024

Cash, cash equivalents and restricted cash	$2,725,661	$6,506,189
Marketable securities	2,171,480	—
Total assets	5,436,940	7,222,482
Total liabilities	249,742	773,953
Total shareholders’ equity	5,187,198	6,448,529
Total liabilities and shareholders’ equity	5,436,940	7,222,482

ROIVANT SCIENCES LTD.
Consolidated Statements of Operations
(in thousands, except share and per share amounts)
	Three Months Ended March 31,		Years Ended March 31,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)

Revenue	$7,570	$9,020	$29,053	$32,713
Operating expenses:
Cost of revenues	205	196	911	1,599
Research and development (includes $9,652 and $9,761 of share-based compensation expense for the three months ended March 31, 2025 and 2024, respectively, and $39,780 and $32,400 for the years ended March 31, 2025 and 2024, respectively)	145,238	107,555	550,413	439,909
Acquired in-process research and development	—	—	—	26,450
General and administrative (includes $73,835 and $33,982 of share-based compensation expense for the three months ended March 31, 2025 and 2024, respectively, and $239,505 and $154,873 for the years ended March 31, 2025 and 2024, respectively)	147,092	108,103	591,410	416,133
Total operating expenses	292,535	215,854	1,142,734	884,091

Gain on sale of Telavant net assets	—	—	110,387	5,348,410

(Loss) income from operations	(284,965)	(206,834)	(1,003,294)	4,497,032

Change in fair value of investments	(12,899)	(15,907)	(55,186)	47,973
Change in fair value of liability instruments	(14,124)	(2,637)	(15,756)	46,838
Gain on deconsolidation of subsidiaries	(3,108)	(15,418)	(3,108)	(32,772)
Interest income	(54,624)	(83,458)	(258,375)	(146,425)
Other expense, net	2,844	11,317	10,721	13,562
(Loss) income from continuing operations before income taxes	(203,054)	(100,731)	(681,590)	4,567,856
Income tax expense (benefit)	49,321	(5,773)	48,174	21,503
(Loss) income from continuing operations, net of tax	(252,375)	(94,958)	(729,764)	4,546,353
(Loss) income from discontinued operations, net of tax	—	(87,538)	373,030	(315,147)
Net (loss) income	(252,375)	(182,496)	(356,734)	4,231,206
Net loss attributable to noncontrolling interests	(45,900)	(31,381)	(184,753)	(117,720)
Net (loss) income attributable to Roivant Sciences Ltd.	$(206,475)	$(151,115)	$(171,981)	$4,348,926

Amounts attributable to Roivant Sciences Ltd.:
(Loss) income from continuing operations, net of tax	$(206,475)	$(63,979)	$(545,166)	$4,662,703
(Loss) income from discontinued operations, net of tax	—	(87,136)	373,185	(313,777)
Net (loss) income attributable to Roivant Sciences Ltd.	$(206,475)	$(151,115)	$(171,981)	$4,348,926
Net (loss) income per common share, basic:
(Loss) income from continuing operations, net of tax	$(0.29)	$(0.08)	$(0.75)	$5.95
(Loss) income from discontinued operations, net of tax	$—	$(0.11)	$0.51	$(0.40)
Net (loss) income	$(0.29)	$(0.19)	$(0.24)	$5.55
Net (loss) income per common share, diluted:
(Loss) income from continuing operations, net of tax	$(0.29)	$(0.08)	$(0.75)	$5.61
(Loss) income from discontinued operations, net of tax	$—	$(0.11)	$0.51	$(0.38)
Net (loss) income	$(0.29)	$(0.19)	$(0.24)	$5.23
Weighted average shares outstanding:
Basic	707,298,861	802,859,062	725,395,624	783,248,906
Diluted	707,298,861	802,859,062	725,395,624	831,049,444

ROIVANT SCIENCES LTD.
Reconciliation of GAAP to Non-GAAP Financial Measures
(unaudited, in thousands)

		Three Months Ended March 31,		Years Ended March 31,
	Note	2025	2024	2025	2024

(Loss) income from continuing operations, net of tax		$(252,375)	$(94,958)	$(729,764)	$4,546,353
Adjustments:
Research and development:
Share-based compensation	(1)	9,652	9,761	39,780	32,400
Depreciation and amortization	(2)	446	873	2,593	4,590
General and administrative:
Share-based compensation	(1)	73,835	33,982	239,505	154,873
Depreciation and amortization	(2)	937	1,176	4,204	4,860
Gain on sale of Telavant net assets	(3)	—	—	(110,387)	(5,348,410)
Other:
Change in fair value of investments	(4)	(12,899)	(15,907)	(55,186)	47,973
Change in fair value of liability instruments	(5)	(14,124)	(2,637)	(15,756)	46,838
Gain on deconsolidation of subsidiaries	(6)	(3,108)	(15,418)	(3,108)	(32,772)
Estimated income tax impact from adjustments	(7)	43,237	(16,650)	4,261	1,385

Adjusted loss from continuing operations, net of tax (Non-GAAP)		$(154,399)	$(99,778)	$(623,858)	$(541,910)

		Three Months Ended March 31,		Years Ended March 31,
	Note	2025	2024	2025	2024

Research and development expenses		$145,238	$107,555	$550,413	$439,909
Adjustments:
Share-based compensation	(1)	9,652	9,761	39,780	32,400
Depreciation and amortization	(2)	446	873	2,593	4,590
Adjusted research and development expenses (Non-GAAP)		$135,140	$96,921	$508,040	$402,919

		Three Months Ended March 31,		Years Ended March 31,
	Note	2025	2024	2025	2024

General and administrative expenses		$147,092	$108,103	$591,410	$416,133
Adjustments:
Share-based compensation	(1)	73,835	33,982	239,505	154,873
Depreciation and amortization	(2)	937	1,176	4,204	4,860
Adjusted general and administrative expenses (Non-GAAP)		$72,320	$72,945	$347,701	$256,400

Notes to non-GAAP financial measures:
(1) Represents non-cash share-based compensation expense.
(2) Represents non-cash depreciation and amortization expense.
(3) Represents a one-time gain on the sale of Telavant net assets to Roche in December 2023 and a gain on the achievement of a one-time milestone in June 2024.
(4) Represents the unrealized (gain) loss on equity investments in unconsolidated entities that are accounted for at fair value with changes in value reported in earnings.
(5) Represents the change in fair value of liability instruments, which is non-cash and primarily includes the unrealized (gain) loss relating to the measurement and recognition of fair value on a recurring basis of certain liabilities.
(6) Represents the one-time gain on deconsolidation of subsidiaries.
(7) Represents the estimated tax effect of the adjustments.

Investor Conference Call Information
Roivant will host a live conference call and webcast at 8:00 a.m. ET on Thursday, May 29, 2025, to report its financial results for the fourth quarter and fiscal year ended March 31, 2025, and provide a corporate update.

To access the conference call by phone, please register online using this registration link. The presentation and webcast details will also be available under “Events & Presentations” in the Investors section of the Roivant website at https://investor.roivant.com/news-events/events. The archived webcast will be available on Roivant’s website after the conference call.

About Roivant
Roivant (Nasdaq: ROIV) is a biopharmaceutical company that aims to improve the lives of patients by accelerating the development and commercialization of medicines that matter. Roivant’s pipeline includes brepocitinib, a potent small molecule inhibitor of TYK2 and JAK1 in development for the treatment of dermatomyositis, non-infectious uveitis and cutaneous sarcoidosis; IMVT-1402 and batoclimab, fully human monoclonal antibodies targeting FcRn in development across several IgG-mediated autoimmune indications; and mosliciguat, an inhaled sGC activator in development for pulmonary hypertension associated with interstitial lung disease. We advance our pipeline by creating nimble subsidiaries or “Vants” to develop and commercialize our medicines and technologies. Beyond therapeutics, Roivant also incubates discovery-stage companies and health technology startups complementary to its biopharmaceutical business. For more information, visit https://roivant.com.

Roivant Forward-Looking Statements

This press release contains forward-looking statements. Statements in this press release may include statements that are not historical facts and are considered forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are usually identified by the use of words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and variations of such words or similar expressions. The words may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act.

Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future, and statements that are not historical facts, including statements about the clinical and therapeutic potential of our product candidates, the availability and success of topline results from our ongoing clinical trials and any commercial potential of our product candidates following applicable regulatory approvals. In addition, any statements that refer to projections, forecasts or other characterizations of future events, results or circumstances, including any underlying assumptions, are forward-looking statements. Actual results may differ materially from those contemplated in these statements due to a variety of risks, uncertainties and other factors.

Although we believe that our plans, intentions, expectations and strategies as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a number of risks, uncertainties and assumptions, including, but not limited to, those risks set forth in the Risk Factors section of our filings with the U.S. Securities and Exchange Commission. Moreover, we operate in a very competitive and rapidly changing environment in which new risks emerge from time to time. These forward-looking statements are based upon the current expectations and beliefs of our management as of the date of this press release, and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Except as required by applicable law, we assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Investors
Keyur Parekh
keyur.parekh@roivant.com

Media
Stephanie Lee
stephanie.lee@roivant.com